Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

Attn.: Debt Syndicate Desk

Fax: +44 (0) 207 774 1000

Tel: +44 (0) 207 774 4477

The Hongkong and Shanghai Banking Corporation Limited

Level 17, HSBC Main Building

1 Queen’s Road Central

Hong Kong

Attn.: Transaction Management

Tel: +852 2822 2878

Fax: +852 3409 2755

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attn.: Head of Frequent Borrower Syndicate Desk

Fax: +44 20 7325 8193

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, New York 10036

Attn.: High Grade Debt Syndicate

Fax: +1 646 855 0116

Tel: +1 646 855 6433